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                               ITEM 24. (B) 9 (b)

OPINION AND CONSENT

Arnold R. Bergman
Chief Counsel - Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA  02210
(617) 663-2184
Fax: (617) 663-2197
E-Mail: abergman@jhancock.com

January 4, 2010

Ladies and Gentlemen:

This opinion is written in reference to the filing of a new Registration Statement under the Securities Act of 1933 on Form N-4, Post-Effective Amendment No. 43 under the Investment Company Act of 1940, for John Hancock Life Insurance Company (U.S.A.) Separate Account T (formerly John Hancock Variable Annuity Account JF). The registration refers to flexible purchase payment individual deferred variable annuity contracts that were previously issued by John Hancock Variable Life Insurance Company (formerly Registration File No. 033-64947) (the "Contracts"). John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (formerly The Manufacturers Life Insurance Company (U.S.A.)) (the "Company"), now assumes the Contracts and is.

As Counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Michigan and is a validly existing corporation.

2. John Hancock Life Insurance Company (U.S.A.) Separate Account T (the "Separate Account") is a duly created separate account of the Company, and is validly existing pursuant Chapter 500, Section 500.925 of the Michigan Complied Laws, as amended, and other applicable laws.

3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

4. Interests under the Contracts, when they were issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, are legal and binding obligations of the Company.

Finding all in good order, I hereby represent to the Commission that, in my opinion, this Registration Statement does not contain disclosures which would render it ineligible to become effective. I consent to the filing of this opinion and representation with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Arnold R. Bergman
-------------------------------------
Arnold R. Bergman
Chief Counsel - Annuities